Exhibit 3.1
Articles of Incorporation
East Coeur d'Alene Silver
Mines, Inc.
Filed August 28, 2000
Nevada Secretary of State
C-23278-00

                            ARTICLES OF INCORPORATION
                                       OF
                      EAST COEUR D'ALENE SILVER MINES, INC.

         The undersigned, being a citizen of the United States of America and over the age of eighteen (18) years, for the purpose of filing articles of incorporation under the Nevada Business Corporation Act, states the following:


                                    ARTICLE I
                                      Name
                                      ----

         The name of this corporation will be EAST COEUR D'ALENE SILVER MINES, INC.

                                   ARTICLE II
                             Registered Agent/Office
                             -----------------------

         The Resident Agent of this corporation for the transaction of business, until changed according to law, shall be the following:

                           Nevada Business Services
                           675 Fairview Dr. #246
                           Carson City, NV 89701

                                   ARTICLE III
                                     Purpose
                                     -------

         The purpose for which this Corporation is organized is to engage in any and all lawful activity for which "for profit corporations" may be organized under the Nevada Business Corporations Act.

                                   ARTICLE IV
                                Authorized Stock
                                ----------------

         The total authorized stock of this corporation will be One Hundred Million (100,000,000) shares par value $0.0001 per share. The shares will be non-assessable and will all be of the same class and every share of this stock will be equal in all respects to every other share. The shares may be issued and sold from time to time by the corporation for such consideration and upon such terms as may, from time to time, be fixed by the Board of Directors without shareholder action. Notwithstanding the contrary statutory provisions, if any, the Board of Directors of this corporation will have power and authority from time to time to authorize the sale of, and to sell for cash or otherwise, all or any portion of the unissued and, or of the treasury stock of this corporation without the stock, or any thereof, being first offered to the shareholders of this corporation.

                                    ARTICLE V
                                    Duration
                                    --------

         The Corporation's period of duration will be perpetual.

                                   ARTICLE VI
                               Board of Directors
                               ------------------

         The governing board of this corporation will be known as directors, and the number of directors may from time to time be increased or decreased in such manner as will be provided by the bylaws of this corporation, provided that the number of directors will not be reduced to less than two (2), except that in cases where all the shares of the corporation are owned beneficially and of record by either one or two stockholders, the number of directors may be less than two (2) but not less than the number of stockholders.

         The names and post office addresses of the first board of directors, which will be one (1) in number are as follows:

         NAME                                  ADDRESS
         ----                                  -------

1.       Gregory M. Wilson                     18610 E. 32nd Ave.
                                               Greenacres, WA 99016

         The Board of Directors will be limited to no less than one (1) nor more than five (5), subject to the first paragraph above.

         Directors of the Corporation need not be residents of the State of Nevada and need not own shares of the corporation's stock.

                                   ARTICLE VII
                         Authority of Board of Directors
                         -------------------------------

         In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

         Subject to the bylaws, if any, adopted by the stockholders, to make, alter or amend the bylaws of the Corporation.

         To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and to cause to be executed mortgages and liens upon the real and personal property of this corporation.

                                  ARTICLE VIII
                                  Incorporator
                                  ------------

The name and address of the first incorporator of this corporation is as follows:

                           Mary Ann Dickens
                           675 Fairview Dr. #246
                           Carson City, NV 8970l

         The powers of the incorporator are to terminate upon filing of these Articles of Incorporation.

                                    ARTICLE X
                                 Indemnification
                                 ---------------

         The Corporation will, to the fullest extent permitted by the Nevada Business Corporations Act, as the same may be amended and supplemented, indemnify any and all persons whom it will have power to indemnify under this section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by this section, and the indemnification provided for herein will not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and will continue as to a person who has ceased to be a director officer, employee, or agent and will inure to the benefit of the heirs, executors, and administrators of such a person. Pursuant to statutory authority, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.


         DATED this 28th day of August, 2000.



                                                 /s/ Mary Ann Dickens
                                                 --------------------
                                                 Mary Ann Dickens
                                                 Incorporator


State of Nevada         )
                        )       ss.
County of               )

         On this day appearing above, before me, the undersigned, a Notary Public in and for the State of Nevada, personally appeared Mary Ann Dickens, personally known to me, to be the person whose name is subscribed to this instrument, and acknowledged that she executed it.


                                            /s/ Mary Ann Dickens
                                           -------------------------------------
                                           Notary Public in and for the State of
                                           Nevada, residing at Carson City, NV.
                                           My commission expires: